EXHIBIT 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of November 2010, by and between FTOH Corp., a Delaware corporation with offices at 5048 Roosevelt Way, NE, Seattle, WA 98105 (the “Company”) and/or 5to1.com, Inc., and James Heckman, an individual residing at 5048 Roosevelt Way, NE, Seattle, WA 98105  (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company and the Company’s subsidiary 5to1.com, Inc., a Delaware corporation (“5:1”) as its Chief Executive Officer and Director and the Company and 5:1 desire to employ Executive in such capacities;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company, 5:1 and Executive hereby agree as follows:

1.           Employment and Duties.  The Company and 5:1 agree to employ and Executive agrees to serve as Chief Executive Officer and Director of the Company and 5:1.  The duties and responsibilities of Executive shall include the duties and responsibilities as the Board of Directors of the Company may from time to time assign to Executive.  Executive shall be appointed and serve as the Chief Executive Officer of Company and 5:1, and all the duties and responsibilities of Executive to the Company shall apply equally to 5:1.

During the term of Executive’s employment, Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. During the term of Executive’s employment, Executive may hold up to two additional director or advisory board positions (excluding directorship or advisory board positions with real estate partnerships or Heckman Media Capital)(provided such positions shall not involve an amount of Executive’s time materially detrimental to or materially in conflict with responsibilities and duties customarily provided by Executive to or on behalf of the Company and its subsidiaries, and may not involve any company or entity involved in or proposing to be involved in an Internet advertising network  business, or any other business or activity which competes directly with the business performed or proposed to be performed by the Company or any of its subsidiaries in a material way (the “Business”), as determined by the independent members (non-employee) of the Board of Directors of the Company (the “Board of Directors”), and only if such position does not materially interfere with Executive’s performance or fulfillment of his obligations to the Company and its subsidiaries.

Executive agrees to vote all shares of company Common Stock beneficially owned or held by Executive in favor of up to 2 “Independent Director” nominees (not affiliated with Heckman or Marlin Capital Marketing) who are designated by the majority of non management Shareholders or assigns (for purposes of this paragraph, the non management Shareholders will mean a majority of the PIPE investors), including a financial expert, which director nominees shall be reasonably acceptable to Executive.  The standards for those Directors will be deemed reasonable if the nominees are considered within the digital media industry (for non-financial related director) or public arena (for financial) as qualified and consistent with the public and professional status of the other board members. Michael Mathews is already approved and Rao Uppalo shall be deemed reasonably acceptable to Executive.  Additionally, Heckman may nominate two Directors, in addition to himself, subject to the reasonable approval by the majority of the non-management Shareholders (Ross Levinsohn is already nominated, leaving one more director).

As a condition to Executive’s employment hereunder, Executive shall enter into a Technology and Trade Secret Assignment Agreement and Non-Competition Agreement (in the form approved of such agreements by the Company and with restrictions on Executives activities which are described in the immediately preceding paragraph and this agreement will be no more restrictive to the Executive than is described in this Agreement).

2.           Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement.  “Employment Period or “Term”” shall mean the initial three (3) year term, plus renewals, if any.

3.           Place of Employment, Commuting/Travel and Entertainment. Executive's services are required at various cities around the country, depending on deal or partner requirements and often near offices located in Los Angeles, California; Seattle, Washington, NY,  and the San Francisco Bay Area, but typically more than one city per week and never with consistency or predictability (given the nature of Executive’s focus is to grow relationships with publishers, investors, strategic partners and significant advertisers). For the purpose of clarity, the Executive is not expected to remain stationary at any particular office. Additionally, Company acknowledges Executive’s legal and family obligations to keep his residence driving distance from his children in Seattle, and is required to return to Seattle Thursday or Friday and other times outlined in his parenting plan, and then will continue to commute four or five hours each way from Seattle airport. Executive will work from home office during those times and obligations to the Company will not be reduced. The Company will continue to pay all reasonable and necessary commuting costs and will provide Executive a leased vehicle for Executive’s use, at the Company’s sole cost and expense, up to a maximum of $1,500.00 per month (inclusive of auto insurance), and will continue the lease during severance period (and/or during non-compete period if extended past Term). Executive will continue to forecast commuting, travel and entertainment and budget is subject to board approval.

4.           Base Salary.  Upon execution of this Agreement and following the closing of the acquisition of 5:1 by the Company, in addition to the Base Salary (as defined below), the Company shall pay to Executive a signing bonus of $150,000.00 in total (the ”Signing Bonus”) within five days of mutual execution of this Agreement.

The Company agrees to pay Executive in addition to the Signing Bonus, an initial base salary (the "Base Salary") of $300,000 per annum during the first year of employment, $350,000 per annum during the second year of employment and $400,000 per annum during the third year of employment. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

5.           Bonuses.  During the term of this Agreement, the Executive shall be entitled to a bonus (the “Bonus”) as follows:

A.           During the six (6) month period commencing January 1, 2011 and ending June 30, 2011the Company and 5:1 shall on a consolidated basis and determined in accordance with US GAAP consistently applied, have cumulatively realized not more than $3.6 million of negative Earnings before Interest Taxes, Depreciation and Amortization (the “Semi Annual Negative Cashflow Target”); and

B.           During each of the three (3) calendar quarters following June 30, 2011 (i.e., July 1, 2011 – Sept 30, 2011, October 1, 2011 – December 31, 2011, January 1, 2012 – March 31, 2012) the Company and 5:1 shall on a consolidated basis determined in accordance with US GAAP on a consistent basis report at least $1,500,000 of Revenues and 25% Gross Margin in the first quarter and at least $1,500,000 of Revenues and 27% of Gross Margin in each of the next quarters (each quarterly period, a “Quarterly Target”).

Upon achievement of the Semi Annual Negative Cash flow Target, Executive shall be paid a Bonus in the amount of 50% of Executive’s Base Salary for such six (6) month period.  Upon achievement of one or more Quarterly Targets, Executive shall be paid a Bonus in the amount of 50% of Executives Base Salary for such (3) month period in which such Quarterly Target determination was achieved.

The Signing Bonus, the Bonus(es) and any increases in excess of the first year Base Salary shall be subject to recoupment by the Company, and all future rights to bonuses and increases shall be terminated in the event that (as determined by the Board of Directors), within twelve (12) months following the date of this Agreement: (i) the Executive shall not be consecutively employed by the Company  because of Termination by the Company for Cause (as defined below) or voluntary resignation by Executive without Good Reason (as defined below); (ii) failure or inability to perform the material obligations of Executive under this Agreement to the material detriment of the Company  (and if such failure is the fault of the Executive) and only if determined by the independent (non-employee) members of the Board of Directors; (iii) any material restatement of the financials results or operations of the Company  contained in any SEC filing or report filed following the date of this Agreement, such that it materially and adversely affects the Company and is determined as the fault of the Executive (for example, if upon advice of  the Company’s independent auditors Company takes an accounting position and Board or the Audit Committee of the Board of Directors approves that outside advice Executive would be deemed not to be at fault for a misstatement related to such advice. Only if a court of competent jurisdiction or in connection with a plea of nolo contendere or settlement it has been determined that the Executive is culpable with respect to intentionally misstating or omitting material facts or the Executive knows or should have known the facts to be untrue or incomplete or negligently reports incorrect numbers, would Executive be at fault.

6.           Vacation.  During the term of this Agreement, the Executive shall be entitled to take twenty (20) paid vacation days per year and will keep Chairman of the Board informed of all Vacations for approval, if not typical) and does not adversely affect the Company. As outlined above, Executive often works from his home office, as required by his Parenting Plan, and those days are not considered Vacation.

7.            Equity Awards.  The Executive shall be eligible for such grants of awards under the Company’s 2010 Equity Incentive Plan as the Compensation Committee may from time to time determine and initially, based on the following as set forth in Section 7 (A) and (B), below  (collectively, the “Shares’) and in addition the Company shall assume the obligations for prior awards to Executive made by 5:1 in such amount and subject to such terms and conditions as required by the 5:1 plans and awards, which shall be exchanged for Company shares, and subject to the Company’s vesting terms and clawback rights as set forth herein, with such further terms as are noted in the award certificate(s).  Except and unless otherwise outlined in this Agreement or future agreements approved by the Board, all Shares shall be subject to a Lockup Agreement to be executed by Executive effective as of the date hereof (the “LockupAgreement”)(with the exception of shares granted as part of incentive plan outlined in Section 7 (B) and in that case, the transferability of such shares if and when vested shall be subject to applicable law, rules and regulations after six months from the issuance of the Company’s Awards or replacement shares for 5:1 awards, as provided in the Lockup Agreement “Leakout” provision, as set forth in Paragraph 2 of the Lockup Agreement), under which otherwise no Shares may be sold or disposed for a period of twelve (12) months following the date hereof without the prior written consent as set forth in such Lockup Agreement .  The Shares shall be subject to the Company Clawback Rights and the additional Share Clawback Rights (as defined below).  In addition: if the Executive’s employment is terminated for Cause (as defined below) or Executive terminates his employment or this Agreement without Good Reason (as defined below), in each case within twelve (12) months of the date of this Agreement, all Shares issued or issuable under this Section 7 (and all profits therefrom) shall be surrendered and Shares returned to the Company for cancellation without payment:

A.            4,351,601 Common shares subject to standard vesting schedule as approved by the Board of Directors.

B.           Incentive Performance Shares A: 1,282,488 Shares of restricted common stock of the Company issued on the date of this Agreement, subject to cancellation and surrender in accordance with the following (the “A Clawback Rights”)(all amounts on a consolidated basis, audited in accordance with US GAAP consistently applied):

a.	25% to be released from A Clawback Right (vest) upon achievement of at least $1.5 million in quarterly revenue in Q1-11 (or Q4-10);

b.	25% to be released from A Clawback Right (vest) upon achievement of at least $3.0 million in quarterly revenue in Q2-11 (or Q1-11);

c.	25% to be released from A Clawback Right (vest) upon achievement of at least $6.0 million in quarterly revenue in Q3-11 (or Q2-11); and

d.
25% to be released from A Clawback Right (vest) upon achievement of positive quarterly EBITDA (earnings before interest, taxes, depreciation and amortization) for any quarter through and including Q4-11 (subject to revision by agreement of the parties in the event of inclusion of the performance or such acquisition or as a result of financing activities).

C.           Incentive Performance Shares B: 2,250,000 additional shares of restricted common stock of the Company  issued on the date of this Agreement, subject to cancellation and surrender in accordance with the following (the “B Clawback Rights”)(all amounts on a consolidated basis, audited in accordance with US GAAP consistently applied):

a.           500,000 shares shall be vested and released from B Clawback Rights on the date of this Agreement; and

b.
875,000 of such B Clawback Right shares to be released from B Clawback Rights if either of these scenarios takes place: (i) NASDAQ listing prior to March 1, 2012; (ii) closing of an equity or equity linked financing for more than $10 million of net proceeds to the Company (exclusive of any financing in connection with or closely related to the acquisition of 5:1 or the Company’s initial PIPE and Bridge); or (iii) any acquisition during 2011 of a company with annualized revenues of at least $20 million at the time of acquisition; and

c.
An additional 875,000 of such B Clawback Right shares to be released from B Clawback Rights if either of these scenarios take place: (i) closing of an equity or equity linked financing for more than $20 million (rather than or in addition to the “$10 Million” financing referenced above in 7.C.(b)) of net proceeds to the Company (exclusive of any financing in connection with or closely related to the acquisition of 5:1 or the Company’s initial PIPE and Bridge); or (ii) any acquisition during 2011 of a company with annualized revenues of at least $100 million at the time of acquisition (rather than or in addition to the “$20 Million” revenue acquisition referenced above in 7.C.(b)).

D.           All Shares granted in section 7 will fully vest if Executive is Terminated without Cause, or Employee resigns for Good Reason, or in the case of Change in Control of the Company.

8.      Termination of Employment.

(a)            Death.  If Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors any earned but unpaid Base Salary and vacation pay, unpaid pro rata annual bonus through the date of death and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.  In addition, the Executive’s spouse and minor children shall be entitled to continued coverage for a period of one year following the termination of employment, at the Company’s expense, under all health, medical, dental and vision insurance plans in which the Executive was a participant immediately prior to his last date of employment with the Company. In the case of death, a pro-rata number of vested shares and any and all equity no longer subject to clawback rights (against time served of initial Term), will be transferred according to Heckman’s will instructions.

(b)           Disability.  In the event that, during the term of this Agreement the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last date of Employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months.  In the case of disability, a pro-rata number of vested shares and any and all equity no longer subject to clawback rights (against time served of initial Term), will be retained by Executive at the time of Disability.

(c)           Cause.

(1)           At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause; however the burden of proof shall be on the Company to establish circumstances constituting Cause, and for any penalty to be executed, equity or cash to be removed. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, (c) material, willful violation of this Agreement or any other agreement or policy or procedure in effect with respect to the Company or Executive which materially and adversely affects the Company as determined by the independent (non-employee) members of the Board of Directors which is not cured by the Executive within thirty  (30) days of his receipt of notice of the existence and basis for such Cause determination; or (d) intentional and willful fraud, dishonesty or gross misconduct  (including drug or alcohol abuse) or any other action or activity which is materially and demonstratively injurious to the Company its reputation or its business or prospects as determined by the independent (non-employee) members of the Board of Directors. Termination under clauses (b) or (d) of this Section shall not be subject to cure.

(2)           Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary and vacation pay, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and if after twelve months of Employment, retention of all shares earned on a pro rata basis of the Term of this Agreement. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)            Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), or (ii) a sale of all or substantially all of the assets of the Company, provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible into Common Stock directly from the Company, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(e)           Good Reason.

(1)           At any time during the term of this Agreement, subject to the conditions set forth in Section 8(e)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties or reporting structure, that are significantly different from, and that result in a material diminution of, the duties; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Executive Officer or Directorship on the Board of the Company; (C) Change of Control of the Company; (D) material breach by the Company of this Agreement (including any reduction of pay or equity awards as described in this Agreement) or change in Geographical requirements or inflexibility related to Executive’s parenting plan requirements.

(2)           The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice.

(3)           Without “Cause”, with “Good Reason” (including Change of Control) and Severance: In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason or is Terminated without Cause, the Company shall pay or provide to the Executive at the effective date of Termination or resignation with Good Reason (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid Base Salary, all future salary that would be due during Term, including all bonuses yet to be earned or already earned and unused vacation days for the duration of Term within 15 days of termination; (B) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of eighteen months (18) following the termination of employment; (C) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; (D) all Shares, including any incentive or bonus shares earner or yet to be earned, will vest fully and no longer be subject to clawback and will be delivered within 15 days of termination (or simultaneous with acquisition). All payments due hereunder shall be payable according to the Company’s standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)           Without “Good Reason” by Executive.

By the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company.  Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, unused vacation days accrued through the Executive’s last day of employment with the Company and reimbursement of any, and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(g)            Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment.  Any portion of the Deferred Compensation  Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

9.           Confidential Information.

(a)           Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder for 12 months.

(b)           The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company.

(c)           In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

10.           Non-Competition and Non-Solicitation.

(a)           The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b)           If employment terminated by the Company without Cause or employment is terminated by the Executive for Good Reason, the provisions of Section 10(b) shall not be applicable.  The Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two (2%) percent of the outstanding voting shares of any publicly held company), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and thereafter to the extent described below, within the Territory:

(1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business directly in competition with the Business of the Company;

(2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;

(3)           Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or directly competitive with the Business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)           Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.

With respect to the activities described in Sections (2), (3) and (4) above, the restrictions of this Section 10(b) shall continue beyond the Employment Period (but not beyond the Term of this Agreement, as may be extended from time to time) until the later of: (A) six (6) months following the termination of Executive’s employment with the Company, or (B) the date on which the Executive is no longer receiving severance payments hereunder.  Furthermore, if the Company terminates Executive’s employment for Cause or if Executive terminates his employment without Good Reason, then the restrictions of this Section 10(b) shall continue with respect to the activities described above, beyond the Employment Period until one (1) year following the termination of Executive’s employment with the Company, whichever occurs later.

11.           Miscellaneous.

(a)           The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services.  Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 9 or Section 10 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 9 or Section 10 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)           Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, other than that certain Letter of Intent by and between Marlin Capital Marketing, LLC (“MCM”), 5:1, Executive, Mitchell Chun, Barry Honig and Michael Brauser dated as of September 29, 2010 (any inconsistent provisions to be governed by the terms of this Agreement)(which Executive has consented to be assigned by MCM to Company) between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County of Los Angeles and State of California.

(h)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)           The Executive represents and warrants to the Company, that he has the full  power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

James Heckman

FTOH CORP.
By:
Name:
Title:

FTO1.COM, INC.
By:
Name:
Title:

Agreed and Acknowledged:

Marlin Capital Marketing LLC

By:
  Name: Michael Brauser

By:   _______________________________
       Name: Barry Honig